Exhibit 10.15

US $00,000	Due on March 31, 2004

PROMISSORY NOTE

(Non-Negotiable)

FOR VALUE RECEIVED, the undersigned, Varitek Industries, Inc., a Texas corporation (“Maker”), promises to pay to the order of XXXXXXXXXXXXXXXXXXXXXX, or any successor holder of this Note (“Holder(s)”), at the address of XXXXXXXXXXXXXXXXXXX or such other place as Holder may designate, the collective principal amount of XXXXX thousand and 00/100’s dollars ($000,000.00), together with interest thereon as provided below.

1. Interest. Prior to any default, no interest shall accrue on the outstanding principal balance of this Note. Following any default, interest shall accrue on the outstanding principal balance hereof at the fixed rate of ten percent (10%) per annum.

2. Term. All outstanding principal and interest shall be payable on or before March 31, 2004 (the “Maturity Date”).

3. Payments in Lieu of Interest.

(a) In lieu of interest, Maker has agreed to pay the Holders for a period of two (2) years, on a quarterly basis, a sum equal to .XXXX% of the Gross Revenues received by the Maker during each quarterly period from sales of VariLink units and related monthly monitoring revenue received from subscribers as a result of the VariLink unit sales. All payments shall be due the thirtieth (30th) day after the end of each calendar quarter during the term of this Note, with payments commencing the period ending September 30, 2003, and ending with the quarter ending June 30, 2005 (“Final Payment Date”). All payments to the Holders will be accompanied by an accounting, which will include an adjustment for any returns, shipping charges, warranty claims or credits. If the Maker determines it overpaid or underpaid any payment, the Maker reserves the right to adjust the payment at a later date and to provide an accounting to the Holders of such adjustment.

(b) “Gross Revenues” shall be determined in accordance with generally accepted accounting principles (“GAAP”) and shall be confirmed by the Maker’s independent auditor’s quarterly.

(c) Notwithstanding anything to the contrary herein set forth, should the total amounts paid pursuant to paragraph 3(a) above, over the period of two (2) years, not equal or exceed an annual yield of ten percent (10%) of the principal amount loaned to the Holders, the Maker shall be responsible to pay to the Holders within thirty (30) days of the Final Payment Date, an amount equal to the difference of the total payments made in lieu of interest and an amount equal to twenty percent (20%) of the principal amount of the loan, which final payment shall be made to the Holders in accordance with Schedule A attached hereto.

4. Prepayment. Maker may pay all or any part of the principal owing on this Note at any time or times prior to maturity without payment of any premium or penalty.

5. Grant of Warrants. In consideration for Holder making a loan to Maker, Maker has issued to Holder a five (5) year warrant to purchase XXXX shares of Maker’s common stock at a price of $1.00 per share (the “Warrant Shares”). The warrants to be issued are based on the principal amount of the loan being $1 million and the number of warrants actually issued collectively to the Holders will be proportionately increased or reduced should proceeds of the loan to the Maker be more or less than this amount.

6. Conversion into Stock/ Resale Registration Rights. If at any time before the Maturity Date, Maker closes an underwritten public offering of Securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a managed private offering (“New Offering”) which results in proceeds received by Maker, net of underwriting or agent discounts and commissions, of at least $3,500,000 then, upon the closing of such New Offering, the principal amount remaining outstanding under this Note as of such date shall be converted into a number of the same type of Maker’s Securities issued in the New Offering based on a conversion price equal to the per unit price at which the Maker’s Securities were offered and sold in the New Offering (the “Conversion Securities”).

Maker agrees to register on behalf of Holder the resale of all of the Conversion Securities by Holder or any of its affiliates, or if the Conversion Securities are not in the form of common stock, all of the common stock underlying the Conversion Securities (if they are convertible into common stock) and the Warrant Shares (the “Registerable Securities”), in either (i) any registration statement filed by Maker with respect to any Securities of Maker sold pursuant to the terms of the Placement Agent Agreement dated on or about March 20, 2002, between Maker and Sanders Morris Harris, Inc. or (ii) upon written request by Holder, as part of any other appropriate registration statement necessary to effectuate resales of the Registerable Securities by Holder, if any Registerable Securities have not been registered under the preceding clause (i). Maker further agrees to maintain the effectiveness of said resale registration statement(s) until the earlier of the sale, transfer or assignment of all of the Registerable Securities or the availability of the resale of all of the Registerable Securities in reliance on Rule 144(k). Maker shall bear all of the expenses of the registration statement(s) and the maintenance of its effectiveness (including, without limitation, filing fees, printing costs, attorneys’ fees, accountants’ fees, including the fees relating to any comfort letters, and similar expenses), except that Holder shall be responsible for any brokers’ fees or commissions related to the actual transfer or assignment of the Registerable Securities. Maker shall provide Holder with a reasonable number of copies of the current prospectus necessary to effectuate resales pursuant to said registration statement(s) during the term of its effectiveness.

7. Default. Each of the following events shall constitute an event of default (“Event of Default”) and Holder, in addition to any remedies available to it at law or in equity, shall thereupon have the option to declare Maker in default under this Note and declare due all obligations of Maker to Holder (it also being understood that the occurrence of any of the Events of Default set forth in subsections (c) or (d) automatically shall constitute an Event of Default and cause an immediate acceleration of Maker’s indebtedness to Holder):

(a) the failure of Maker to make any principal payment required hereunder when due;

(b) the default by Maker in the performance or observance of any other term, covenant, condition or obligation contained in this Note, which default is not cured within thirty (30) days after Maker’s written notice thereof;

(c) the filing of any petition by Maker under any provision of the Federal Bankruptcy Code or any state law relating to insolvency; or the filing of any such petition against Maker, unless such petition and all proceedings thereunder are dismissed within sixty (60) days from such filing; or the appointment of a trustee or receiver for all or any assets of Maker, unless such appointment is vacated or dismissed within sixty (60) days from the date of such appointment;

(d) an adjudication that Maker is bankrupt;

8. Collection Costs. Upon the occurrence of any Event of Default, Maker agrees to pay Holder, upon demand, any and all costs, expenses and fees, including without limitation, reasonable attorneys’ fees incurred before or after suit is commenced in order to enforce payment hereof, and in the event suit is brought to enforce payment hereof, that such costs, expenses and fees shall be determined by a court proceeding without a jury.

9. Waiver. Maker hereby acknowledges and agrees that the failure by Holder to insist upon Maker’s strict performance of this Note or the failure by Holder to exercise its remedies hereunder shall not be deemed a waiver of such default, and shall not be a waiver by Holder of any of Holder’s rights or remedies hereunder or at law or in equity.

10. Usury. No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess interest is herein provided for, or shall be adjudicated to be so, the provisions of this Section shall govern, and neither Maker nor its successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law, and any such amount paid, at the option of Holder, shall either be applied against the principal balance of this Note due at maturity or rebated to Maker within thirty (30) days after such determination.

All sums contracted for, charged or received by Holder for the use, forbearance or detention of the indebtedness evidenced by this Note shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full sated term of this Note so that the interest rate does not exceed the maximum nonusurious rate of interest permitted for that day by whichever applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Holder.

11. Transfer. This Note is not transferable by the Holders without the express written permission of Maker.

12. Governing Law. All amounts payable hereunder are payable in lawful money of the United States of America. This Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles.

13. Representations and Warranties of Maker. Maker hereby represent and warrants to Holder as follows:

(a) (a) Maker has full power, authority and capacity to issue this Note and to perform and comply with all covenants and obligations contained herein.

(b) This Note has been duly executed and delivered by Maker and constitutes the legal, valid and binding obligations of Maker, enforceable against Maker in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(c) Neither the execution and delivery of this Note, nor the performance by Maker of its obligations hereunder, will (i) require the consent of any other party to any agreement or commitment by which Maker is bound, (ii) with or without the giving of notice or the lapse of time or both, conflict with or result in a breach of any terms or provisions of, or result in the creation or imposition of any lien, claim, charge or encumbrance upon Maker’s assets under any material agreements or other instrument, or (iii) violate any applicable law, rule, regulation, judgment, decree or order of any court or governmental instrumentality.

IN WITNESS WHEREOF, this Note has been duly executed to be effective as of April 16, 2003.

VARITEK INDUSTRIES, INC., a Texas Corporation

By:
Name:	Randy S. Bayne
Title:	President and CEO

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